Filed pursuant to Rule 424(b)(3)

Registration Nos. 333-299610

PROSPECTUS

BIO GREEN MED SOLUTION, INC.

1,103,338 Shares of Common Stock

This prospectus relates to the offer and resale, from time to time, by the selling stockholders identified in this prospectus, including their transferees, pledgees, donees, assignees and other successors-in-interest (collectively, the “selling stockholders”), of up to 1,103,338 shares (the “Shares”) of our common stock, par value $0.001 per share (“common stock”). We issued the Shares to the selling stockholders in a private placement under a Securities Purchase Agreement dated June 10, 2026 (the “Purchase Agreement”), at a purchase price of $0.72 per share, for aggregate gross proceeds of $794,403. The private placement closed on June 10, 2026. We are registering the Shares under a Registration Rights Agreement with the selling stockholders dated June 10, 2026 (the “Registration Rights Agreement”).

The selling stockholders will receive all the proceeds from any sales of the Shares offered pursuant to this prospectus. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of the Shares by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of the Shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their sales of the Shares.

The selling stockholders may sell the Shares from time to time in a number of different ways and at varying prices, including at prevailing market prices, at prices related to prevailing market prices, at fixed prices or at privately negotiated prices. We provide more information about how the selling stockholders may sell their Shares in the section titled “Plan of Distribution.” The selling stockholders are not required to sell any of the Shares, and we do not know when or in what amounts the selling stockholders may offer the Shares for sale.

Our common stock is listed on The Nasdaq Capital Market under the symbol “BGMS.” On November 9, 2026, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.83 per share.

We are a “smaller reporting company” under federal securities laws and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus. In addition, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as supplemented by the risk factors set forth in our Registration Statement on Form S-4 filed on June 16, 2026 and declared effective on October 8, 2026, which have been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus. You should carefully read and consider these risk factors before you invest in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, the selling stockholders may, from time to time, sell the Shares described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or post-effective amendment, or by filing documents with the SEC that are incorporated by reference into this prospectus.

This prospectus provides you with a general description of the shares of the common stock that the selling stockholders may offer, sell or otherwise dispose of. When the selling stockholders sell shares of our common stock using this prospectus, we will, to the extent required, provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. Any prospectus supplement and any free writing prospectus will contain more specific information about that offering. Any prospectus supplement may also add, update, change or clarify information contained in or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and the information in any prospectus supplement, you should rely on the information in the prospectus supplement (including any information incorporated by reference therein).

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information may be contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read both this prospectus and any applicable prospectus supplement together with the additional information that is incorporated or deemed to be incorporated by reference in this prospectus before making an investment in our shares of common stock. See “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. The selling stockholders are offering to sell, and seeking offers to buy, the Shares only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus is accurate only as of the date on its cover, and that information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the Shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information included in or incorporated by reference in this prospectus or any applicable prospectus supplement or free writing prospectus is accurate as of any date other than the date(s) on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We have not authorized anyone to give you information other than those contained in this prospectus or in any applicable prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The selling stockholders are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Unless the context otherwise requires, references in this prospectus to “BGMS,” the “Company,” “we,” “us” and “our” refer to Bio Green Med Solution, Inc. (formerly known as Cyclacel Pharmaceuticals, Inc.) and its consolidated subsidiaries. Unless otherwise indicated, all share and per share amounts in this prospectus give effect to the one-for-sixteen reverse stock split of our common stock effected on May 12, 2025 and the one-for-fifteen reverse stock split effected on July 7, 2025.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements concerning our plans, objectives, expectations and intentions; the proposed Business Combination described below and its expected timing and effects; our ability to continue as a going concern; our ability to maintain the listing of our common stock on The Nasdaq Capital Market; and the market for fire safety products in Malaysia. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and similar expressions identify forward-looking statements. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including those described under “Risk Factors” in this prospectus and in the documents incorporated by reference. Forward-looking statements speak only as of the date they are made, and except as required by law we undertake no obligation to update them.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we incorporate by reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus from our filings with the SEC listed under the section of this prospectus titled “Where You Can Find More Information; Incorporation by Reference.” This summary does not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference, including our financial statements and related notes together with the more detailed information regarding our company, the common stock being registered under this prospectus and our financial statements and notes thereto incorporated by reference in this prospectus before deciding whether to purchase shares of our common stock from the selling stockholder.

Our Company

Through our wholly owned subsidiary, Fitters Sdn. Bhd., a Malaysian private limited company (“Fitters Sub”), we specialize in the supply and trading of protective and fire safety equipment in Malaysia. Our products include fire extinguishers, foam systems, fire-resistant doors marketed under the PYRODOR brand, personal protective equipment, and fire-retardant safety apparel. We sell to commercial, industrial, healthcare, governmental and residential customers.

We were formerly known as Cyclacel Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company. On January 24, 2025, our former operating subsidiary, Cyclacel Limited, entered a creditors’ voluntary liquidation in the United Kingdom and was deconsolidated. On September 12, 2025, we acquired Fitters Sub from FITTERS Diversified Berhad (Bursa Malaysia: 9318.KL) in exchange for 699,158 shares of our common stock. At the same time, we changed our name to Bio Green Med Solution, Inc. and our Nasdaq ticker symbol to “BGMS.” On October 6, 2025, we agreed to sell the assets related to our plogosertib clinical program to Tethra Biosciences Inc.

Private Placement

On June 10, 2026, we entered into the Purchase Agreement with certain foreign accredited investors (the “Investors”). Under the Purchase Agreement, the Investors purchased an aggregate of 1,103,338 shares of our common stock at a purchase price of $0.72 per share, for aggregate gross proceeds of $794,403. The private placement closed on June 10, 2026. We are using the proceeds for general corporate and operating purposes. We issued the Shares without registration under the Securities Act in reliance on Regulation S, which permits offers and sales by an issuer outside the United States that are not made to, or for the account or benefit of, “U.S. persons” as defined in Rule 902 of Regulation S.

Concurrently with the Purchase Agreement, we entered into the Registration Rights Agreement with the Investors. The Registration Rights Agreement requires us to file a registration statement covering the resale of the Shares and to use commercially reasonable best efforts to have it declared effective. Once it is effective, we must keep it continuously effective until all of the Shares have been sold under a registration statement or under Rule 144, or may be sold under Rule 144 without volume or manner-of-sale restrictions and without the current public information requirement. We must pay certain liquidated damages if we fail to meet specified filing and effectiveness deadlines. We are responsible for the registration expenses. We are filing the registration statement of which this prospectus forms a part to satisfy our obligations under the Registration Rights Agreement.

Recent Developments — Proposed Business Combination with Future NRG

On June 4, 2026, we entered into a Business Combination Agreement (the “Business Combination Agreement”) with Future NRG Sdn. Bhd., a Malaysian private limited company (“Future NRG”), and all of the shareholders of Future NRG (the “Future NRG Shareholders”). The Business Combination Agreement provides for a voluntary share exchange (the “Exchange” and, together with the related transactions, the “Business Combination”) in which we will acquire 100% of the ordinary shares of Future NRG, and Future NRG will become our wholly owned subsidiary.

As consideration, we will issue to the Future NRG Shareholders a number of shares of our common stock equal to $2,000,000,000 divided by the 30-day volume-weighted average price of our common stock immediately before the closing date. Immediately after the Business Combination, our current stockholders are expected to own less than approximately 1.0% of our outstanding common stock, and the Future NRG Shareholders are expected to own more than approximately 99.0%. After the Business Combination, our board of directors is expected to consist of five members.

We will hold a special meeting of stockholders on November 19, 2026 to vote on, among other things: the issuance of shares in the Exchange; an amendment to our certificate of incorporation to increase the authorized shares of our common stock to 3,000,000,000; an amendment to our certificate of incorporation to effect a reverse stock split at a ratio of between 1-for-4 and 1-for-16, to be determined by our board of directors; and the issuance of additional securities in future financings during the 24-month period after the Business Combination. Completion of the Business Combination is conditioned on approval of these proposals and on other customary conditions. Either party may terminate the Business Combination Agreement if the Exchange has not closed by December 31, 2026. We cannot assure you that the Business Combination will be completed on the anticipated terms or timeline, or at all.

You should carefully consider the information about the Business Combination as disclosed in our definitive proxy statement/prospectus dated October 9, 2026, filed with the SEC under Rule 424(b)(3) as part of our registration statement on Form S-4 (File No. 333-296815).

Corporate Information

We were incorporated in Delaware in January 5, 1996. Our principal executive offices are located at Level 10, Tower 11, Avenue 5, No. 8 Jalan Kerinchi, Kuala Lumpur, Malaysia 59200, and our telephone number is (908) 955-0526. Our website address is https://bgmsglobal.com. Information on or accessible through our website is not part of this prospectus and is not incorporated by reference into it.

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THE OFFERING

Common stock offered by the selling stockholders	Up to 1,103,338 shares of common stock.

Common stock outstanding	6,622,794 shares as of November 10, 2026. This figure includes the Shares, which were issued at the closing of the private placement on June 10, 2026. The offering of the Shares by the selling stockholders will not change the number of shares outstanding.

Use of proceeds	We will not receive any proceeds from the sale of the Shares by the selling stockholders. See “Use of Proceeds.”

Plan of distribution	The selling stockholders may sell the Shares from time to time through any of the methods described under “Plan of Distribution.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” in this prospectus and in the documents incorporated by reference.

Nasdaq symbol	“BGMS”

The number of shares of common stock outstanding is based on 6,622,794 shares outstanding as of November 10, 2026. It excludes shares issuable upon conversion of our outstanding 6% Convertible Exchangeable  Preferred Stock and Series A Convertible Preferred Stock, upon exercise of outstanding warrants and options, and shares reserved under our equity incentive plans, and does not give effect to the Business Combination or the proposed reverse stock split.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest, you should carefully consider the risks and uncertainties described below and in Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our subsequent filings with the SEC, and in Part I.A, Item 3, “Risk Factors,” of our Registration Statement on Form S-4 filed on June 16, 2026 and declared effective by the SEC on October 8, 2026, that are incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to This Offering

Sales of a substantial number of shares of our common stock by the selling stockholders, or the perception that such sales may occur, could cause the market price of our common stock to decline. The Shares represent approximately 16.7% of our outstanding common stock as of October 5, 2026. The Shares will be freely tradable in the United States once this registration statement is effective. The selling stockholders acquired the Shares at $0.72 per share and may realize a profit even if the market price declines below current levels. Sales of the Shares, or the perception that such sales may occur, could depress the market price of our common stock, especially given the historically limited trading volume of our common stock.

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USE OF PROCEEDS

All of the Shares offered by this prospectus are being offered by the selling stockholders for their own accounts. We will not receive any proceeds from the sale of the Shares. The selling stockholders will pay any underwriting discounts, commissions and transfer taxes incurred in disposing of the Shares. We will bear all other costs, fees and expenses incurred in registering the Shares, including registration and filing fees, Nasdaq listing fees, and the fees and expenses of our counsel and independent registered public accounting firm.

SELLING STOCKHOLDERS

The Shares offered by the selling stockholders are shares of common stock we previously issued to them in the private placement described under “Prospectus Summary — Private Placement.” We are registering the Shares to permit the selling stockholders to offer them for resale from time to time. Except as described in this prospectus, and except for their ownership of the Shares, the selling stockholders have not had any material relationship with us within the past three years.

Two of the selling stockholders, Ho Jien Shiung and Tan Kok Hui participated in our June 2025 financing transaction whereby each of them purchased Series E Convertible Preferred Stock at a purchase price of $1.00 per share.

The table below lists the selling stockholders and other information about their beneficial ownership of our common stock. The second column lists the number of shares beneficially owned by each selling stockholder, based on its ownership of the Shares and any other shares of common stock, as of October 21, 2026. The third column lists the Shares being offered by this prospectus. The fourth and fifth columns assume that each selling stockholder sells all of its Shares offered by this prospectus. The selling stockholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”

We have determined beneficial ownership in accordance with the rules of the SEC, based on information furnished to us by the selling stockholders. Percentages are based on 6,622,794 shares of common stock outstanding as of October 21, 2026.

Name of Selling Stockholder(4)	Shares Beneficially Owned Before the Offering(1)	Percentage Owned Prior to the Offering(1)(2)	Maximum Number of Shares Offered Hereby	Shares Beneficially Owned After the Offering(1)	Percentage Owned After the Offering(1)(5)
Cita Realiti Sdn. Bhd.(3)	220,778	3.33%	220,778	0	0%
Ho Jien Shiung	220,778	3.33%	220,778	0	0%
Phuah Ee Jie	220,226	3.33%	220,226	0	0%
Tan Kok Hui	220,778	3.33%	220,778	0	0%
Wong Chee Sin	220,778	3.33%	220,778	0	0%
Total	1,103,338		1,103,338	0	0%

(1)	Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting and investment power with respect to securities and including any securities that grant the selling stockholder the right to acquire our shares of common stock within 60 days of the date of this prospectus.

(2)	Applicable percentage of ownership is based on 6,622,794 shares of common stock outstanding as of October 21, 2026.

(3)	The securities are directly held by Cita Realiti Sdn. Bhd., a Malaysian private limited company. Dr. Rosli bin Azad Khan, Director, has the power to vote or direct the vote and power to dispose or to direct the disposition of all securities owned directly by Cita Realiti Sdn Bhd. The address of Cita Realiti Sdn. Bhd. is Unit 11.07, Level 11, Menara Mitraland, No. 13A Jalan PJU 5/1, PJU 5 Kota Damansara, 47180 Petaling Jaya, Selangor, Malaysia.

(4)	Unless otherwise indicated, the address of each selling stockholder is c/o Bio Green Med Solution, Inc., Level 10, Tower 11, Avenue 5, No. 8 Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia.

(5)	Assumes that the selling stockholders dispose of all the shares of common stock they beneficially owned as of October 21, 2026.

Information about the selling stockholders may change over time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

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PLAN OF DISTRIBUTION

Each selling stockholder, and any of its pledgees, assignees and successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of their respective shares of common stock on The Nasdaq Capital Market or any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	underwritten transactions;

●	purchases by a broker-dealer or dealer as principal and resale by the broker-dealer or dealer for its account pursuant to this prospectus;

●	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

●	privately negotiated transactions;

●	settlement of short sales;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	through options, swaps or derivatives, whether or not listed on an exchange;

●	gifts to charitable organizations, who may in turn sell such shares in accordance with the methods described herein;

●	a combination of any such methods of disposition; and

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Such transactions may be effected by the selling stockholder at market prices prevailing at the time of sale or at negotiated prices.

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Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Except as set forth in a supplement to this prospectus, commissions will not exceed a customary brokerage commission in compliance with FINRA Rule 2121 in the case of an agency transaction, and will be a markup or markdown in compliance with FINRA Rule 2121 in the case of a principal transaction.

In connection with the sale of the Shares or interests in them, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The selling stockholders may also sell the Shares short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell them. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions, or create one or more derivative securities, that require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus. That broker-dealer or other financial institution may then resell the Shares under this prospectus (as supplemented or amended to reflect the transaction).

The selling stockholders and any broker-dealers or agents involved in selling the Shares may be deemed “underwriters” within the meaning of the Securities Act in connection with such sales. In that event, any commissions they receive, and any profit on the resale of Shares they purchase, may be deemed underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

We are required to pay certain fees and expenses incurred by us in connection with the registration of the Shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the selling stockholders have agreed to indemnify us against certain liabilities.

We have agreed to use commercially reasonable best efforts to keep this registration statement effective until the date on which all of the Shares (i) have been sold under it or under Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions under Rule 144 and without the requirement that we be in compliance with the current public information requirement of Rule 144. If required by applicable state securities laws, the Shares will be sold only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in that state, or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market-making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, before the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or before the time of sale, including by compliance with Rule 172 under the Securities Act.

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DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock is not complete. It is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Second Amended and Restated Bylaws (the “Bylaws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). Copies of the Certificate of Incorporation and Bylaws are filed as exhibits to the registration statement of which this prospectus forms a part. See also the description of our securities filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference into this prospectus.

Authorized Capital Stock

Our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of June 30, 2026, there were outstanding 6,622,794 shares of common stock, 135,273 shares of our 6% Convertible Exchangeable Preferred Stock, and 264 shares of our Series A Convertible Preferred Stock. Our stockholders are being asked at the November 19, 2026 special meeting to approve an increase in the number of authorized shares of common stock to 3,000,000,000.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences of any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends declared by our board of directors out of legally available funds. On our liquidation, dissolution or winding up, they are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock, including the Shares, are fully paid and nonassessable.

Stock Split

On May 7, 2025, we filed an amendment to our Certificate of Incorporation (“Certificate of Amendment”) to implement a one-for-sixteen reverse stock split. The effective date of the Certificate of Amendment was May 12, 2025. Our Board of Directors approved the amendment to our Certificate of Incorporation primarily to meet the minimum bid price requirements of The Nasdaq Capital Market. Our stockholders approved the Certificate of Amendment at a special meeting of its stockholders held on February 6, 2025.

On July 2, 2025, we filed an amendment to our Certificate of Incorporation (“July Certificate of Amendment”) to implement a one-for-fifteen reverse stock split. The effective date of the July Certificate of Amendment was July 7, 2025. Our Board of Directors approved the amendment to our July Certificate of Incorporation primarily to meet the share bid price requirements of The Nasdaq Capital Market. Our stockholders approved the July Certificate of Amendment by majority written consent on May 12, 2025.

Anti-Takeover Provisions of Delaware Law; Certificate of Incorporation and the Bylaws

The provisions of (1) Delaware law, (2) our amended and restated certificate of incorporation, as amended, and (3) our amended and restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

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Classified Board of Directors; Removal of Directors for Cause.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is divided into three classes, each serving staggered three-year terms ending at the annual meeting of our stockholders. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.

Our amended and restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered by the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the amended and restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders.

Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

Super-Majority Stockholder Vote Required for Certain Actions.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 66-2/3% of our outstanding voting stock to amend or repeal any of the anti-takeover provisions discussed in this section. This 66-2/3% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, a 66-2/3% vote is also required for any amendment to, or repeal of, our amended and restated bylaws by the stockholders. Our amended and restated bylaws may be amended or repealed by a simple majority vote of the board of directors.

Transfer Agent and Registrar; Listing

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 28 Liberty Street 53rd Floor, New York, NY 10005, USA. Our common stock is listed on The Nasdaq Capital Market under the symbol “BGMS.”

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LEGAL MATTERS

The validity of the Shares offered by this prospectus has been passed upon for us by our counsel, Rimon P.C.

EXPERTS

The consolidated financial statements of Bio Green Med Solution, Inc. as of December 31, 2025 and 2024, and for each of the years then ended, incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2025, have been audited by SFAI Malaysia PLT, an independent registered public accounting firm, as stated in its report incorporated by reference. That report includes an explanatory paragraph relating to substantial doubt about our ability to continue as a going concern. These financial statements are incorporated by reference in reliance on that report, given on the authority of that firm as experts in accounting and auditing.

MATERIAL CHANGES

Business Combination Transaction

Bio Green Med Solution, Inc. (“BGMS” or “Parent”), Future NRG Sdn. Bhd., a Malaysian private limited company (the “Company” or “Future NRG”) and all of the shareholders of Future NRG entered into a Business Combination Agreement dated as of June 4, 2026 (the “Business Combination Agreement”). The parties thereto intend to effect a voluntary share exchange between Parent and the Selling Shareholders (the “Exchange”), in which the Company will become a wholly-owned subsidiary of Parent, in accordance with the terms of the Business Combination Agreement and the rules under Delaware General Corporation Law (the “DGCL”) and the Malaysian Companies Act.

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, and in accordance with the DGCL, at the Closing (as hereinafter defined), the Selling Shareholders shall convey, assign, and transfer all of their right, title and interest in the Company’s ordinary shares (the “Company Ordinary Shares”) to Parent in exchange for Parent’s common stock, par value $0.001 per share (“Common Stock” or Parent Common Stock”), as set forth in the Business Combination Agreement. The Company Ordinary Shares transferred to Parent at the Closing shall constitute one hundred (100%) percent of the issued and outstanding capital shares of the Company.

As consideration for its acquisition of the Company Ordinary Shares and without any action on the part of any Party or the holders of securities of Parent or the Company, each Company Ordinary Share issued and outstanding immediately prior to the date and time of the filing of the Malaysia Form of Transfer or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Malaysia Form of Transfer in accordance with relevant provisions of the Malaysian Companies Act (the “Effective Time”) shall be converted into, and the holder thereof shall be entitled to receive a number of Parent Common Stock equal to the quotient of (i) the Transaction Consideration Shares (as defined below) divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Effective Time.

The Purchase Consideration for the Transaction was set at $2,000,000,000 (the “Aggregate Transaction Consideration Value”), an amount determined by the BGMS board of directors in reliance on the Fairness Opinion rendered by Strategic Capital Advisory Sdn. Bhd., a corporate finance services firm retained by BGMS.

The $2.00 billion valuation directly determines the number of shares of Parent Common Stock (the “Exchange Shares”) issuable to the Selling Shareholders, and therefore directly determines the extent of dilution experienced by BGMS’ existing stockholders. As a result of the Transaction, and based on the $2.00 billion valuation of Future NRG relative to BGMS’ own market capitalization, the Selling Shareholders are expected to receive Exchange Shares representing more than 99% of the outstanding shares of Parent Common Stock immediately following the Closing, and all of BGMS’ current stockholders—including both BGMS’ directors and executive officers and BGMS’ public stockholders—are expected to collectively retain less than 1% of the outstanding shares of Parent Common Stock. Accordingly, BGMS’ public stockholders, who held approximately 75% of BGMS’ outstanding common stock before the Transaction, are expected to hold less than 1% of the combined company’s outstanding common stock following the Closing, representing a substantial reduction in both economic ownership and voting power.

Transaction Consideration Shares means that number of Parent Common Stock equal to the quotient of Aggregate Transaction Consideration Value divided by (y) thirty (30) day volume weighted average price (VWAP) immediately prior to the date on which the closing occurs and the transactions contemplated in the Business Combination Agreement become effective.

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, the closing of the Exchange (the “Closing”) shall take place no later than three business days after the date on which the conditions to Closing set forth in the Business Combination Agreement shall have been satisfied or, to the extent permitted thereunder, waived by the appropriate party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC, including us. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. It does not contain all of the information in the registration statement. Statements in this prospectus about any contract or other document are not necessarily complete, and you should refer to the exhibits to the registration statement for a copy of the contract or document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus forms a part and before its effectiveness, and after the date of this prospectus until the offering of the Shares is terminated or completed. However, we do not incorporate any information furnished rather than filed, including under Item 2.02 or Item 7.01 of Form 8-K, and related exhibits:

●	our Registration Statement on Form S-4, filed with the SEC on June 16, 2026 and declared effective on October 8, 2026;

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026;

●	the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 27, 2026, as revised by our Definitive Revised Proxy Statement filed on May 1, 2026;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed with the SEC on May 15, 2026 and August 14, 2026, respectively;

●	our Current Reports on Form 8-K filed with the SEC on January 12, 2026, March 13, 2026, March 30, 2026, April 13, 2026, May 14, 2026, June 4, 2026, June 10, 2026, June 22, 2026, July 1, 2026, August 14, 2026 and October 16, 2026; and

●	the description of our common stock contained in our registration statement on Form 8-A filed on October 27, 2004, as updated by Exhibit 4.12 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at: Bio Green Med Solution, Inc., Level 10, Tower 11, Avenue 5, No. 8 Jalan Kerinchi, Kuala Lumpur, Malaysia 59200, Attention: Corporate Secretary, telephone (908) 955-0526.

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1,103,338 Shares of Common Stock

BIO GREEN MED SOLUTION, INC.

PROSPECTUS

November 12, 2026